UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23223	06-1331400

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, CT 06405

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2006, the Registrant announced that it had hired Paul M. Finigan to serve as Senior Vice President and General Counsel of the Registrant, reporting to its Board of Directors, with employment commencing on August 1, 2006.

As per Mr. Finigan’s offer letter, he will receive a base salary at an annual rate of $280,000 and he will be eligible to receive annual performance-based bonuses based on the attainment of goals set by the Board of Directors. Mr. Finigan will be eligible to receive 30% of his base salary upon the attainment of such goals, and such percentage may be increased to up to 60% of his base salary for above-plan performance. Mr. Finigan will also be eligible to participate in the annual equity grant program specified in the Registrant’s Executive Incentive Plan.

Mr. Finigan will receive a pre-tax sign-on bonus in the amount of $50,000, and a grant of stock options to purchase an aggregate of 200,000 shares of common stock of the Registrant, with an exercise price equal to the stock price at the close of business on August 1, 2006. These options have a term of ten years and will vest 25% on the first anniversary of the date of grant, and 6.25% at the end of each quarter following the first anniversary of the date of grant until fully vested. Mr. Finigan will also receive 150,000 restricted shares of common stock of the Registrant, which will vest 25% each on the first and second anniversary of the date of grant, and the remaining 50% on the third anniversary of the date of grant.

Mr. Finigan will be entitled to participate in employee benefit plans that the Registrant provides or may establish for the benefit of its senior executives generally (for example, group life, disability, medical, dental and other insurance, retirement pension, profit-sharing and similar plans). In addition, Mr. Finigan will be reimbursed for up to $30,000 of out-of-pocket expenses reasonably and necessarily incurred by Mr. Finigan in connection with one-time moving and transportation cost associated with the relocation to the Branford, Connecticut metropolitan area, provided such relocation is effected within 24 months of the hire date and provided that Mr. Finigan is an employee of the Registrant at the time the relocation payments are paid to him.

Pursuant to Mr. Finigan’s offer letter, the Registrant expects to enter an employment agreement with Mr. Finigan at a later date.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)	Not applicable.

(b)	Not applicable.

(c)    Effective August 1, 2006, Paul M. Finigan, 51, was appointed by the Board of Directors as Senior Vice President and General Counsel of the Registrant. From 2004 until his date of hire by the Registrant, Mr. Finigan served as Corporate Counsel at 454 Life Sciences, Inc. From 2002 to 2004 he was a member of the Business Law Practice at Day, Berry & Howard, LLP. From 1999 to 2002 he served as Chief Legal Officer and Strategic Advisor for Lumenos, Inc.

From 1988 to 1997 Mr. Finigan was Senior Vice President and General Counsel at Value Health, Inc. Mr. Finigan also held the position of Division Counsel at CIGNA Corporation and was Assistant General Counsel at U.S. Healthcare. Mr. Finigan is also currently a member of the Board of Directors, Audit and Compensation Committees of Radnor Holdings Corporation, a leading manufacturer of food packaging and specialty chemical products. Mr. Finigan received a J.D. from Villanova University School of Law and a B.S. in economics from Villanova University.

There is no family relationship between Mr. Finigan and any of the Registrant’s directors and executive officers. There have been no transactions between Mr. Finigan and the Registrant in which Mr. Finigan has a direct or indirect material interest which the Registrant is required to report.

For a description of the material terms of Mr. Finigan’s offer letter, please see the disclosure at Item 1.01 above.

(d)	Not applicable.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release of Registrant dated August 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION (Registrant)

Date: August 2, 2006	By:	/s/ David M. Wurzer
	Name: Title:	David M. Wurzer Executive Vice President and Chief Financial Officer